Exhibit 10.3

PURCHASE AND LIMITED ASSUMPTION AGREEMENT OF BRANCH

THIS PURCHASE AND LIMITED ASSUMPTION AGREEMENT OF BRANCH (this “Agreement”) made and entered into this 17th day of October, 2018 (the “Effective Date”), by and between Hawthorn Bank, a Missouri state-chartered bank with its main office located in Jefferson City, Missouri (“Seller”), and Branson Bank, a Missouri state-chartered bank with its main office located in Branson, Missouri (“Buyer”).

R E C I T A L S:

WHEREAS, Seller operates a branch banking office located at 4675 Gretna Road, Branson, Missouri  65616 (the “Branson Branch”).

WHEREAS, Seller desires to sell and Buyer desires to purchase and acquire (i) the Branson Branch and (ii) certain assets of Seller maintained at the Branson Branch.

WHEREAS, Seller desires to transfer and Buyer desires to assume (i) the deposit accounts at or for the Branson Branch, and (ii) certain other liabilities pertaining to the continuing operations thereof.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, do hereby agree as follows:

1. Subject Property Defined. The term “Subject Property” as used in this Agreement, shall mean and include the following:

(a) All of Seller’s right, title, and interest in and to that certain real property legally described on Exhibit “A” and attached hereto and made a part hereof (the “Real Property”), upon which the Branson Branch is operated, and any and all records, files, books and any other documents and instruments relating to the Real Property.  The Real Property shall also include all rights, benefits, privileges, hereditaments, appurtenances, and easements related to the Real Property, including, without limitation, all rights, rights-of-way, roadways, roadbeds, reversions, strips, gores, and any interests in any alleys, streets, or roads abutting or adjacent to the Real Property, and all right, title, and interest of Seller in and to any awards made or to be made in lieu thereof (the Real Property, together will all such other rights and benefits, hereinafter collectively referred to as “Land”).

(b) All of Seller’s right, title, and interest in and to any and all structures, buildings, and other improvements located on the Land, including, without limitation, that certain banking facility and drive up comprised of approximately 12,232 square feet of bank building with an additional 1,165 square feet of drive through and canopy, all fixtures including ATM, safe deposit boxes (exclusive of the contents of leased safe deposit boxes) and safe deposit box contracts and any keys or combinations thereto, pneumatic equipment, parking lots, and related facilities and improvements (hereinafter collectively referred to as the “Improvements”), and any and all records, files, books and any other documents and instruments relating to the Improvements.  If, prior to the Closing Date, any item described in this sub-paragraph (b) is damaged or destroyed by fire or other casualty, the insurance proceeds relating thereto will be assigned to Buyer.

(c) All of Seller’s right, title and interest in and to the furniture, fixtures, equipment, improvements and other items of tangible personal property located at the Branson Branch as of the close of business on the Closing Date, together with sign structures, and all personal property used in connection with the safe deposit box business being transferred to Buyer hereunder (exclusive of the contents of leased safe deposit boxes) (collectively, the “Tangible Personal Property”), except as set forth on Exhibit “B” (to be prepared and attached as part of this Agreement on or before the Inspection Completion Date) (the “Excluded Personal Property”).  If, prior to the Closing Date, any item of Tangible Personal Property is stolen, destroyed or otherwise lost, such item will be excluded from the sale contemplated hereby, and the term “Tangible Personal Property” as used herein will exclude any such item(s).  If, prior to the Closing Date, any item of Tangible Personal Property is damaged by fire or other casualty, such item(s), if reasonably repairable, will be sold to Buyer (in accordance with the provisions hereof) and the insurance proceeds relating to such item will be assigned to Buyer, it being understood that if any such item is not reasonably repairable, it will be excluded from the sale contemplated hereby.

(d) All of Seller’s right, title, and interest in and to any all contracts or agreements (but only to the extent assignable and transferable without any consents or other restrictions) relating to the upkeep, repair, maintenance, or operation of the Land, the Improvements, or the Tangible Personal Property, to the extent such contracts or agreements are not cancelable upon thirty (30) days’ or shorter prior notice (hereinafter collectively referred to as the “Operating Contracts”), a list of which Operating Contracts is attached hereto as Exhibit “C”, and all of Seller’s obligations and liabilities arising from and after the Closing Date under the Operating Contracts;

(e) All of Seller’s rights under, or created by, the existing lease attached hereto as Exhibit “D” between Seller and Lifestyle Contractors, and all of Seller’s obligations and liabilities arising from and after the Closing Date under the existing lease;

(f) All of Seller’s teller working cash, petty cash and vault cash at the Branson Branch as of the close of business on the Closing Date (“Cash on Hand”);

(g) All of the Seller’s deposit liabilities maintained at the Branson Branch, and all records relating to said deposit liabilities wherever located, in accordance with the terms of the agreements pertaining to such deposits, as shown on the books and records of Seller as of the close of business on the Closing Date, including accrued but unpaid interest thereon through the Closing Date (hereinafter “Deposits”). As used herein, the term “Deposits” includes all of the deposit products offered by Seller from the Branson Branch, including, without limitation, passbook accounts, statement accounts, checking accounts, money market accounts, and certificates of deposit;

(h) All records and documentation in whatever form or format relating to any item of the Subject Property; and

(i) Any statutory or common law right, title and interest in and relating to any item of the Subject Property that Seller may own or have and assign, including, without limitation, claims, causes of action, rights of recovery or set-offs, and credit of any kind or nature relating to the Subject Property or any item thereof.

(j) Seller is not selling, assigning, conveying, transferring or delivering, nor will Buyer acquire, any rights or interest in or to: (i) the name “Hawthorn Bank” or any derivation thereof, or (ii) any logos, service marks or trademarks, advertising materials or slogans or any similar items used by Seller or any affiliate of Seller in connection with its business, whether or not such is or was copyrighted or registered. No later than the Closing Date, weather permitting, Seller will remove all signs, logos and other insignia identifying or identified with Seller from the Branson Branch. No signs, logos or insignia identifying or identified with Buyer may be installed in or affixed to the premises until after the close of business on the Closing Date. On and after the Closing Date, Buyer will not use the name or service mark of Seller in any manner in connection with the operation of the Branson Branch. No activity conducted by Buyer on or after the Closing Date will state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer. Buyer will, at Seller’s discretion, either dispose of or make available to Seller for pick-up, any remaining signs, logos and insignia of Seller removed by Buyer from the Branson Branch after Closing.

2. Sale of Subject Property and Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, (a) Seller shall sell, transfer, assign, and convey to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller in and to the Subject Property at the Closing (as hereinafter defined), and (b) Seller shall transfer and assign to Buyer, and Buyer shall assume from Seller and agree to pay, perform and discharge the assumed liabilities arising under the Subject Property, including, without limitation, the Deposits and the Operating Contracts.  Unless otherwise specifically specified herein, Buyer is not assuming any liabilities of Seller which have arisen or may arise or be established in connection with the conduct of business at the Branson Branch prior to the Closing Date

3. Purchase Price. The calculation and payment of the Purchase Price (defined herein) will be made as follows:
(a) Seller will pay to Buyer an amount of cash (the “Purchase Price”), in addition to the transfer of Cash on Hand, equal to:
(i) the aggregate amount of principal and accrued interest of the Deposits; plus
(ii) the net amount of any prorated items required by Section 3(e) hereof owed by Seller to Buyer; minus
(iii) the net amount of any prorated items required by Section 3(e) hereof owed by Buyer to Seller; minus

(iv) $500,000 for the Land; minus
(v) $3,022,260 for the Improvements; minus
(vi) the aggregate amount for the Tangible Personal Property to be agreed upon by Buyer and Seller on or before the Inspection Completion Date; minus
(vii) the amount of Cash on Hand; minus

(viii) a premium of 4.1% for all Deposits; provided that on the Adjustment Payment Date (as defined below), Buyer will provide a report based upon the accounts transferred which discloses the previously identified out-of-area accounts.  Those will be compared to the same accounts in existence at Closing and will compare collected balance totals from Closing to the test date.  The parties will adjust the premium paid according to the tested subset.  The subset shall be composed of eighty (80) deposit accounts identified as “out of area” and three (3) other accounts and one “Missouri First Link account, all as set forth on Exhibit “E”.  In the event that any of the deposit accounts lists in exhibit “E” are not still on deposit with Buyer 180 days after the Closing Date, Seller shall reimburse Buyer the above premium on said accounts pursuant to paragraph (d) hereof.

(b) Attached as Exhibit “F” is a sample calculation of the Purchase Price, which is based upon the financial information set forth in Seller’s Call Report, dated as of June 30, 2018.

(c) On the Closing Date, Seller will transfer to Buyer, by wire transfer in immediately available funds to an account designated by Buyer, an amount which Seller estimates to be the amount of the Purchase Price, which estimated amount will be based upon the Deposits, the proration amounts, the Cash on Hand, and the premium as of the close of business on the third business day prior to the Closing Date (collectively, the “Estimated Purchase Price”).

(d) On the 180th day after the Closing Date or such earlier date as may be agreed to in writing by the parties (the “Adjustment Payment Date”), an adjustment payment (the “Adjustment Payment”) will be made by Seller to Buyer, so as to correct any discrepancy between the amount of the Estimated Purchase Price paid under Section 3(c) hereof and the Purchase Price calculated in accordance with this Section 3(a) and any adjustment in accordance with Section 17(e).  Buyer will provide to Seller a closing statement which reflects the calculation of the Adjustment Payment relative to the Estimated Purchase Price.  The Adjustment Payment due to Buyer (if any) pursuant to this paragraph will be paid to Buyer not later than ten (10) days after the Adjustment Payment Date by Seller by wire transfer in immediately available funds to an account designated by Buyer, with interest thereon from the Closing Date through the Adjustment Payment Date at a rate equal to the effective Federal Funds rate as published by the Federal Reserve.

(e) The parties intend that Seller will operate for its own account the business conducted at the Branson Branch until five o’clock (5:00 p.m.) on the Closing Date, and that Buyer will operate such business for its own account on and after five o’clock (5:00 p.m.) on the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Branson Branch (which will not include any general overhead expenses of Seller) will be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including, without limitation, (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of Buyer as of the Closing Date), (ii) taxes associated with the Land and Tangible Personal Property, (iii) assessments (including, without limitation, assessments attributable to FDIC deposit insurance), (iv) payments due on Operating Contracts, and (v) similar expenses related to the Subject Property transferred hereunder.  To the extent any such item has been prepaid by Seller for a period extending beyond the Closing Date, there will be a proportionate adjustment in favor of Seller.

(f) The allocation of the Purchase Price, as adjusted in accordance with Section 3(d) above, is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended.  The parties will (i) each report the federal, state and local and other tax consequences of the purchase and assumption contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation and (ii) take no position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with such allocation.  Within thirty (30) days following the Closing Date, Buyer shall provide to Seller a copy of IRS Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) with Buyer’s proposed allocation of the consideration payable with respect to Seller’s Assets.  Buyer and Seller shall agree upon the Asset Acquisition Statement within sixty (60) days after the Closing Date; provided that if Buyer and Seller are unable to agree upon an allocation schedule within such sixty (60) day period, the allocation schedule shall be prepared by an accounting firm acceptable to Buyer and Seller.  The fees of such accounting firm incurred in preparing the allocation schedule shall be paid equally by Buyer and Seller.

(g) Simultaneously with the execution of this Agreement, Buyer shall deliver to Hogan Land Title Company (the “Title Company”) the sum of Twenty Thousand Dollars ($20,000.00) (“Escrow Deposit”) which Escrow Deposit shall be held in escrow by the Title Company.

4. Permitted Encumbrances.  At Closing, Seller shall convey the Real Property by special warranty deed (the “Deed”), conveying the Real Property to Buyer subject to the following “Permitted Encumbrances”:

(a) Real estate, personal property and ad valorem taxes and assessments for the year of the Closing and subsequent years; and

(b) Prior restrictions, reservations, and prohibitions imposed by governmental entities, including, without limitation, all applicable building, zoning, land use, health, safety, and environmental ordinances, resolutions, and regulations; and any and all land conveyed, used, or deeded for road purposes; and

(c) Any matter deemed to be a Permitted Encumbrance pursuant to Section 5 below; and
(d) All matters created by, through, or under Buyer.

5. Title.

(a) Buyer has obtained, at Buyer’s expense, a title report in the form of an ALTA owner’s title insurance commitment with respect to and insuring the Real Property from the Title Company pursuant to which the Title Company shall agree to insure title.

(b) Within ninety (90) days after the Effective Date (the “Inspection Completion Date”), Buyer shall have the right to obtain at the Buyer’s expense an up-to-date survey on the Land dated no earlier than on the Effective Date (“Survey”) which Survey shall be certified to Buyer and the Title Company under seal by surveyor licensed by the State of Missouri showing the description of the Real Property and calculation of the acreage and square footage of the Real Property and overlay all easements, rights of way, improvements, fences, utilities, poles, water areas, and all other matters affecting title to the Real Property as of the effective date of the title commitment.  The Buyer shall have ninety  (90) days from the Effective Date to review the Survey for any issues.

(c) Buyer shall have until forty-five (45) days from the Effective Date in which to examine the title work (“Title Review Period”).  If title, as shown in the title commitment, is found to be subject to any matters other than the Permitted Exceptions, Buyer shall, within said Title Review Period, notify Seller in writing, specifying the defects and the actions deemed necessary to cure the same (the “Objection Notice”).  Any matters which Buyer fails to timely object to by the end of the Title Review Period shall be deemed waived and shall be deemed a Permitted Encumbrance.  On or before a date which is three (3) business days following Seller’s receipt of the Objection Notice, Seller shall notify Buyer in writing of which matters, if any, reflected in the Objection Notice that Seller elects to seek to cure (the “Agreed Title Defects”).  In the event that there are any matters set forth in the Objection Notice which are not agreed as title defects, then Buyer’s sole and exclusive remedy shall be to terminate this Agreement by sending written notice to Seller on or before the Title Review Period, in which event the Title Company shall immediately return the Escrow Deposit to Buyer, and the parties shall thereafter be released of all further obligations each to the other under this Agreement.  In the event the Buyer does not elect to terminate this Agreement, then the defects are deemed waived.

(d) Seller shall use its good faith efforts to cause the Agreed Title Defects to be cured five (5) days before Closing, but shall not be obligated to bring any action or proceeding or expend any funds to undertake any such cure; provided, however, Seller shall be obligated to satisfy and discharge, on or before Closing, any mortgages or monetary liens encumbering the Real Property, caused directly by Seller, and which can be removed and/or satisfied at Closing by the payment of a known and liquidated sum of money under $10,000.00 in the aggregate.  Before Closing, Buyer may have the title commitment updated with respect to the Real Property, and if such update should reveal any matter materially and adversely affecting the marketability of title to the Real Property arising after the effective date of the title commitment, other than the Permitted Encumbrances, or if Seller has not cured the Agreed Title Defects, Buyer shall notify Seller of same and Seller shall have until five (5) days before Closing to cure any such matters.  If Seller is unable to cure such matters on or prior to five (5) days before Closing, Buyer shall have the option to either:  (i) accept title to the Real Property subject to such additional matters and the Agreed Title Defects, as applicable, as additional Permitted Encumbrances and without diminution of the Purchase Price; or (ii) terminate this Agreement by written notice to Seller wherein this Agreement shall terminate and the Escrow Deposit returned to Buyer.
6. Due Diligence; Inspections.

(a) The parties hereto acknowledge that Buyer, as of the Effective Date, has not yet had an opportunity to fully review, examine, and evaluate all aspects of the Subject Property.  If, on or prior to 5:00 p.m., on the Inspection Completion Date, Buyer determines, in its sole discretion that the Subject Property, or any part thereof, is unsatisfactory to the Buyer for any reason, Buyer shall have the right to give notice to Seller electing to terminate the Agreement, provided such notice is delivered by 5:00 p.m. on the Inspection Completion Date.  In the event such notice is timely delivered by the Buyer to the Seller, then the Escrow Deposit shall be released to Seller and this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement.  If such notice is not given by the Inspection Completion Date, then the condition set forth herein shall be deemed satisfied and the remainder of the Agreement shall remain in full force and effect according to its terms.

(b) Seller shall timely make available to Buyer copies of any documentation reasonably requested by Buyer that is in Seller’s possession or control with respect to the Subject Property, including, but not limited to, any survey, report, environmental audit, approval, appraisal, permit, license, construction plans or specifications, title work, leases, depository information (but only as it pertains to the Branson Branch) and any other documents or instruments related to the Subject Property (collectively, “Inspection Materials”).

(c) Buyer acknowledges that all Inspection Materials are proprietary and confidential in nature and will be delivered to Buyer solely to assist Buyer in determining the feasibility of purchasing the Subject Property.  Accordingly, as a material inducement to Seller to deliver the Inspection Materials to Buyer, Buyer hereby covenants and agrees that neither it nor any of its representatives shall, at any time, directly or indirectly, sell, transfer, publish, divulge, display, reveal, or communicate any of the Inspection Materials or the information contained therein, to any person whatsoever and Buyer continues to be bound by the Confidentiality Agreement signed by the parties on April 9, 2018.

(d) Within five (5) days after the termination of this Agreement for any reason, Buyer shall, as instructed by Seller, either (i) return and deliver to Seller all of the Inspection Materials or (ii) destroy the same and verify such to the Seller.

(e) Buyer hereby acknowledges, covenants, and agrees that any survey, report, environmental audit, approval, appraisal, permit, license, plans or specifications, and any other documents or instruments related to the Subject  Property prepared by Seller or any third party and provided to Buyer pursuant to this Agreement are provided without representation or warranty of any kind whatsoever, either express or implied, and is without recourse to Seller with respect to the accuracy of any information or statements contained therein.

(f) In conducting any inspections, investigations, tests, or other examinations of, or related to, the Subject Property, Buyer and its agents and contractors shall:  (i) not undertake any such inspections, investigations, tests, or other examinations on the premises of the Seller, or any portion thereof, unless the same are first coordinated and approved by Seller, and in the presence of Seller or its agents or representatives or Clint Caffey; (ii) not disturb any Seller customers, or interfere with the use and quiet enjoyment of the Subject Property as a branch banking facility; (iii) not interfere with the operation and maintenance of the Subject Property, or any part thereof; (iv) not damage any part of the Subject Property or any other personal property located on or used in connection with the operation and maintenance of the Subject Property; (v) not injure or otherwise cause bodily harm to Seller or its agents, representatives, contractors, employees, contractors, guests, or invitees or employees; (vi) promptly pay, when due, the costs of all tests, investigations, and examinations undertaken by Buyer with respect to the Subject Property; (vii) not permit any liens to be placed upon the Subject Property or any portion thereof; and (viii) fully restore the Subject Property to the condition it was in prior to the performance of any of Buyer’s inspections, tests or examinations.

(g) Buyer agrees to hold the Seller and its agents and assigns harmless from any loss or claim while conducting any inspection, test or examinations on the Subject Property.

7. The Closing.  The closing hereunder (“Closing”) shall take place through the use of the Title Company on a date mutually agreed upon in writing, by the parties, but in any case, on or before March 11, 2019 (the “Closing Date”), preferably on a Friday; provided that such date is following the receipt of all approvals from any regulatory authorities having jurisdiction over the transaction contemplated hereby, and the satisfaction of all conditions and the lapse of all applicable waiting periods associated therewith.  Buyer and Seller each agree that they will use their commercially reasonable efforts for the Closing to take place on Friday, February 8, 2019. Buyer and Seller agree that the Closing does not need to occur simultaneously with data processing conversion.

8. Conditions Precedent to Closing.
(a) Conditions to Buyer’s Obligations. The following shall be conditions precedent to the Buyer’s obligation to close the transactions contemplated hereby:
(i) The receipt of all required regulatory approvals (state and federal) and the expiration of any applicable waiting period;
(ii) No material adverse change upon the Subject Property between the date of this Agreement and the Closing Date;
(iii) Buyer has received all documents required to be received from Seller on or prior to the Closing Date;

(iv) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement is in effect and no proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing is pending.  There has not been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal;
(v) All Seller’s representations and warranties shall be true and correct in all material respects as of the date hereof and as of the time of Closing as if made anew at such times; and
(vi) Seller shall have performed in all material respects all of the covenants and agreements contain in this Agreement that require performance at or prior to Closing.
(b) Conditions to Seller’s Obligations. The following shall be conditions precedent to the Seller’s obligation to close the transactions contemplated here:
(i) The receipt of all required regulatory approvals (state and federal) and the expiration of any applicable waiting period;
(ii) Seller has received all documents required to be received from Buyer on or prior to the Closing Date;

(iii) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the purchase and assumption transaction contemplated by this Agreement is in effect and no proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing is pending.  There has not been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the purchase and assumption transaction contemplated by this Agreement which makes the consummation of such transaction illegal;

(iv) All Buyer’s representations and warranties shall be true and correct in all material respects as of the date hereof and as of the time of Closing as if made anew at such times; and
(v) Buyer shall have performed in all material respects all of the covenants and agreements contain in this Agreement that require performance at or prior to Closing.

9. Representations and Warranties of Seller.  Seller represents and warrants to Buyer that the following representations and warranties are true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except as set forth in Seller’s disclosure schedules attached hereto.  All references to “to the best of Seller’s knowledge” (or similar phrases) shall be deemed to mean the actual knowledge of Clint Caffey or David Turner (as opposed to imputed or constructive knowledge). The disclosure schedule shall be arranged in numbered sections contained in this Section 9 and any information disclosed therein under any section of the disclosure schedule shall be deemed disclosed and incorporated into any other section of the disclosure schedule as and to the extent it is reasonably determined on the face of the disclosure contained therein that such deemed disclosure and incorporation would be appropriate.

(a) Seller has the full right, power, and authority to own, operate and convey the Subject Property and fully perform this Agreement, and does not need any further consents, joinders, or other authorization from any governmental entities except from the applicable regulatory authorities to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Seller is a Missouri state-charted bank, duly organized, validly existing, and in good standing under the laws of the State of Missouri.

(c) The execution and delivery by Seller of this Agreement, and the performance by Seller of all of its obligations hereunder, have been duly and validly authorized and approved by Seller pursuant to all applicable laws, and no other company action on the part of Seller is necessary to execute this Agreement and consummate the transaction contemplated herein.  This Agreement has been duly and validly executed by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy insolvency, reorganization or other similar law affecting the enforcement of creditors’ rights generally and to general principles of equity, whether considered in a proceeding at law or in equity.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, subject to the fulfillment of the terms and compliance with the provisions hereof and all regulatory approvals, will not conflict with, or result in the breach of, or a default with respect to any of the terms, conditions, or provisions of any laws applicable to Seller, or of the charter or by-laws of Seller, or any agreement or other instrument to which Seller is a party or is subject, or by which Seller or any of its properties or any item of the Subject Property is bound, which breach would reasonably be expected to have a material adverse effect on the business or properties of the Branson Branch after the Closing Date.

(d) To the best of Seller’s knowledge, there is no currently pending or threatened suit, action, claim or proceeding against Seller, nor has Seller received any written notification relating to the Subject Property, or any part thereof, relating to a federal, state, county, or municipal department, commission, board, bureau or agency or other governmental or administrative agency or entity, including, but not limited to, those matters and subjects described in subparagraph (f) of paragraph 10 of this Agreement.

(e) Seller has received no actual written notice that there is any pending condemnation proceeding with respect to the Real Property or the Improvements, or any part thereof.
(f) To the best of Seller’s knowledge, there are no claims, pending or threatened as to any transactions as to the Deposits or any threats as to cyber security.

(g) Seller hereby represents that it has good and marketable title for the Subject Property, subject only to Permitted Encumbrances and those exceptions accepted or waiver by Buyer.  Other than as specifically set forth otherwise herein, Seller specifically disclaims and makes no other warranties or representations as to the environmental condition of the Real Property, the Subject Property or to any other fact concerning the Subject Property.  Except as set forth in subparagraph (e) of paragraph 1, there are no leases, subleases, licenses or similar agreements permitting any party to lease, use or occupy space in or on the Real Property or the Improvements.

(h) There are no other existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation to any person or party engaged by or otherwise representing Seller in connection with the purchase and assumption transaction contemplated by this Agreement.

(i) The Deposits are insured by the FDIC to the fullest extent permitted under federal law.  The Deposits are (i) in all respects genuine and enforceable obligations of Seller and have been acquired and maintained in material compliance with all applicable laws, including, but not limited to, the Truth in Savings Act and regulations promulgated thereunder; (ii) were acquired in the ordinary course of Seller’s business; and, to the best of Seller’s knowledge, (iii) are not subject to any claims that are superior to the rights of persons shown on the records delivered to Buyer indicating the owners of the Deposits, other than claims against such Deposit owners, such as state and federal tax liens, garnishments and other judgment claims, which have matured or may mature into claims against the respective Deposits.  Seller has, for all completed calendar years prior to Closing, has duly and timely sent to each holder of a Deposit all required I.R.S. Forms 1099 and other tax information reporting forms and similar notifications required of Seller.

(j) A true and complete copy of each contract to be assigned to and assumed by Buyer is listed in Exhibit “C”.  To the best of Seller’s knowledge, each contract is valid and enforceable according to its terms.  Seller is not in material default under any contact to be assigned and assumed and, to the best of Seller’s knowledge, there has been no event which, with notice or the lapse of time, or both, would constitute a material default under any contract to be assigned by Seller and assumed by Buyer, including, but not limited to, the consummation of the transactions contemplated by this Agreement.

(k) Although Buyer is purchasing the Subject Property and each item thereof in an “as is” and “where is” and “with all faults” basis, to the best of Seller’s knowledge, Seller has not received any written notification that any software it is using has not been used without a proper license for the same.

(l) The representations and warranties of the Seller contained in this Section 9 as qualified by the disclosure schedules (and any updates thereto) constitute the sole and exclusive representations and warranties of the Seller to the Buyer in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, prospects, business, assets or liabilities of the Seller), whether made by the Seller or any of its affiliates or any of their respective managers, members, partners, officers, directors, employees, advisors, consultants, agents or representatives, are specifically disclaimed by the Seller.  The Seller does not make or provide any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the business’s assets or any part thereof.

10. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

(a) Buyer has the full right, power, and authority to enter into and perform this Agreement and to purchase the Subject Property, and does not need any further consents, joinders, or other authorizations from any governmental entity other than its regulators to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.

(b) Buyer is a Missouri state-chartered bank, duly organized, validly existing, and in good standing under the laws of the State of Missouri.

(c) The execution and delivery by Buyer of this Agreement, and the performance by Buyer of all its obligations hereunder, have been duly and validly authorized and approved by Buyer pursuant to all applicable laws and no other action on the part of Buyer is necessary to execute this Agreement and consummate the transactions contemplated herein.  This Agreement and each of the other documents, instruments, and agreements executed by Buyer in connection herewith, have been duly and validly executed by Buyer and constitute the valid and legally binding agreements of Buyer, enforceable against Seller in accordance with their respective terms.

(d) To the best of Buyer’s knowledge, there is no currently pending or threatened suit, action, claim, or proceeding against Buyer or any of its affiliates affecting the ability of Buyer to carry out this Agreement, or any of the transactions contemplated hereby.

(e) Since June 30, 2018, there has not occurred any material adverse change in the financial condition, business, prospects or affairs of Buyer, and Buyer has paid all of the debts and obligations in connection with the operation of its business as they become due (except those, if any, contested in good faith).

(f) The Purchase Price reflects that the Subject Property is being purchased by Buyer on an “as is,” “where is” and “with all faults” basis and that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Seller and the Branson Branch, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and verification and the representations and warranties of Seller expressly and specifically set forth in Section 9 as qualified by the disclosure schedules (and any updates thereto).  Seller does not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to (i) the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Subject Property or any part thereof, (ii) any applicable building, zoning or fire laws or regulations or with respect to compliance therewith or with respect to the existence of or compliance with any required permits, if any, of any governmental agency; (iii) the availability or existence of any water, sewer or utilities, any rights thereto, or any water, sewer or utility districts; (iv) access to any public or private sanitary sewer system; (v) the habitability, marketability, or profitability of the property; (vi) the manner or quality of the construction or materials, if any, incorporated into the Subject Property; (vii) any misstatements or inaccuracies contained in the property materials; or (viii) the presence of any hazardous substances in any Improvements on the Subject Property, including, without limitation, asbestos or formaldehyde, or the presence of any environmentally hazardous wastes or materials on or under the Subject Property.  Without limiting the generality of the foregoing, Buyer acknowledges that Seller shall have no liability to Buyer with respect to the condition of the Subject Property under common law, or any federal, state or local law or regulation, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C.A. Sections 9601 et. seq., the Resource Conservation and Recovery Act, as Amended, 42 U.S.C. Section 6901, et. seq; the Clean Air Act, as Amended, 42 U.S.C. Section 7401, et. seq; the Federal Water Pollution Control Act, as Amended, 33 U.S.C. Section 1251, et. seq; the Toxic Substances Control Act, as Amended, 15 U.S.C. Section 9601, et. seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et. seq; the Safe Drinking Water Act, 42 U.S.C. Section 300F, et. seq; and all comparable state and local laws, and any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous substance.  BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, OTHER THAN THE REPRESENTATIONS SET FORTH IN SECTION 9, NEITHER SELLER NOR ANY OTHER PERSON (INCLUDING, ANY MEMBER, MANAGER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING SELLER, THE BRANSON BRANCH, THE SUBJECT PROPERTY, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF THE BUYER’S REPRESENTATIVES.

(g) In connection with the investigation by Buyer of the Seller and the Branson Branch,  Buyer has received or may receive from Seller certain projections, forward looking statements and other forecasts.  Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, forward looking statements and other forecasts, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forward looking statements and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, forward looking statements and other forecasts), and that neither Seller nor any of its respective affiliates or any of its respective managers, members, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in an individual, corporate or any other capacity, will have or be subject to any liability or indemnification obligation to Buyer or any other person resulting from (nor shall Buyer have any claim with respect to) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(h) There are no other existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation to any person or party engaged by or otherwise representing Buyer in connection with the purchase and assumption transaction contemplated by this Agreement.

(i) Buyer does not have any knowledge that any of the representations and warranties of the Seller in this Agreement are not true and correct in all material respects, and does not have any knowledge of any material errors in, or omissions from, the disclosure schedules.

(j) The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, subject to the fulfillment of the terms and compliance with the provisions hereof and all regulatory approvals, will not conflict with, or result in the breach of, or a default with respect to any of the terms, conditions, or provisions of any laws applicable to Buyer, or of the charter or by-laws of Buyer, or any agreement or other instrument to which Buyer is a party or is subject.

11. Covenants of the Parties Prior to Closing.

(a) Conduct of Seller Pending Closing.  During the period from the Effective Date until the Closing Date, the Seller hereby covenants and agrees to continue to conduct the business of the Seller at the Branson Branch in the ordinary course of business and consistent with past practice.  Seller shall maintain its present insurance coverage as it relates to the Subject Property through the Closing Date.

(b) Notice of Developments. Seller shall give Buyer prompt written notice of any development that is materially adverse to the business, operations, properties or assets of the Branson Branch.

(c) No Property Changes.  From and after the Effective Date, Seller will refrain from making any material changes to the Real Property; knowingly creating or incurring or permitting to exist any material mortgage, lien, pledge or other matter in any way affecting the Real Property, or the title thereof, except for matters to be paid off by Seller at Closing; or committing any waste or nuisance on the Real Property.

(d) Regulatory Approvals.    Buyer will file, on a date mutually agreed by the parties hereto, but no later than thirty (30) days after the Effective Date, all regulatory applications required in order to consummate the purchase and assumption transaction contemplated by this Agreement, including, without limitation, the necessary applications for the approval of the Missouri Division of Finance and the Federal Deposit Insurance Corporation. Buyer will provide to Seller a copy of the non-confidential portions of such applications and correspondence pertaining thereto contemporaneously with the filing or receipt of same. Buyer will timely file all documents required to obtain all necessary permits and approvals required to carry out the purchase and assumption transaction contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals on a timely basis. Buyer will provide Seller, as soon as is reasonable, copies of correspondence between Buyer and the pertinent regulatory agencies relating to such applications.

(e) Consummation of the Agreement. The parties will use their commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the purchase and assumption transaction contemplated by this Agreement in accordance with the terms and conditions hereof.

(f) Employees.    On the Closing Date, Seller will terminate the employment of each employee of Seller working at, or exclusively with the operations of the Branson Branch of Seller, and compensate all currently to the date of Closing, including all accrued wages and vacation time. Buyer has the opportunity, but not the obligation, to hire any or all of such employees from and after the Closing Date.  Seller shall give Buyer a list of its employees working at, or exclusively with the operations of the Branson Branch within five (5) days after the Effective Date hereof, which list shall include all information Seller has with respect each employee, including compensation, bonuses, benefits and terms of employment.  Seller and Buyer will conduct a joint meeting with the employees as soon as is reasonably practicable after the Effective Date to notify the employees of this signing of this Agreement and Buyer’s intent, but not obligation, to re-employ the employees.

(g) Damage or Destruction of Personal or Real Property.  If prior to Closing, there is any damage to or destruction or theft of any item of the Subject Property, or either Buyer or Seller receives or obtains written notice of any proceeding that affects the Subject Property, or any item thereof, then Buyer shall be entitled to and will be assigned at Closing (i) all insurance proceeds payable with respect to the damage, destruction or theft of the item of Subject Property, with Seller paying over to Buyer any deductible under the applicable policy, and (ii) any award of payment received in connection with any proceeding concerning the Subject Property, including any condemnation or eminent domain proceeding.

12. Prorations.

(a) Prorations. The parties intend that Seller will operate for its own account the business conducted at the Branson Branch until the close of business on the Closing Date, and that Buyer will operate such business for its own account on and after the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, items of expense directly attributable to the operation of the Branson Branch will be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time, including, without limitation, (i) telephone, electric, gas, water, and other utility services (to the extent it is not possible to transfer such services into the name of Buyer as of the Closing Date), (ii) taxes associated with the Real Property and Tangible Personal Property, (iii) assessments (including, without limitation, assessments attributable to FDIC deposit insurance), (iv) payments due on Operating Contracts, and (v) similar expenses related to the Subject Property transferred hereunder.  To the extent any such item has been prepaid by Seller for a period extending beyond the Closing Date, there will be a proportionate adjustment in favor of Seller.

(b) Settlement Prorations.  Seller and Buyer shall cooperate with one another in good faith prior to the Closing Date to prepare a mutually acceptable schedule of all of the prorations and adjustments contemplated in this Section.

13. Closing Costs.

(a) Seller Costs.  Seller shall be responsible for the following specific costs associated with this transaction:  (i) the cost of obtaining and preparing any corrective or curative title instruments; and (ii) one half of the Title Company’s fee for acting as a closing agent.

(b) Buyer Costs.  Except for the specific costs which Seller is responsible for under this Section above, and except for its own attorneys’ fees, which will be handled as set forth in Section 13(c) below all other costs of any nature and kind related to the transaction shall be the sole responsibility of Buyer.

(c) Attorneys’ Fees. Except as otherwise specifically provided herein, the parties shall each bear their own respective attorneys’ fees.
14. Documents to be Delivered.

(a) At the Closing, after approval of all regulatory authorities necessary to Close and simultaneously with the payment of the Purchase Price, Seller shall deliver to Buyer the following, all in the form and substance reasonably acceptable to Seller and Buyer:  (i) the Purchase Price adjusted for all prorations, credits and adjustments, of which the Escrow Deposit will be accounted for, (ii) the executed Deed for the Land, fixtures and Improvements; (iii) standard no-lien affidavit in form required to delete the standard pre-printed exceptions to the Title Policy; (iv) an executed bill of sale for the Improvements, Deposits and the Tangible Personal Property; (v) an executed assignment and assumption of the lease with Lifestyle Contractors, Deposits and any Operating Contracts; (vi) a “FIRPTA Affidavit” establishing the Seller is not a “foreign corporation”; (vii) authority documentation reasonably requested by Buyer or reasonably required by the Title Company to evidence Seller’s authority to close the transactions contemplated by this Agreement; (viii) such other documents and instruments contemplated by this Agreement and reasonably requested by Buyer, and (ix) any manuals, combinations, keys, and alarm codes.

(b) At the Closing, Buyer shall execute and deliver, as applicable, to Seller the following, all in a form and substance reasonably acceptable to Seller and Buyer:  (i) an assignment and assumption of the lease with Lifestyle Contractors, Deposits and Operating Contracts; (ii) authority documentation reasonably requested by Seller or the Title Company to evidence Buyer’s authority to close the transactions contemplated by this Agreement; and (iii) such other documents and instruments contemplated by this Agreement and reasonably requested by Seller.

(c) At the Closing, Seller and Buyer shall mutually execute and deliver to each other a closing statement in customary form, and such other instruments required by this Agreement.
15. Indemnification.

(a) Indemnification of Buyer. Seller will indemnify, hold harmless and defend Buyer (and each of Buyer’s directors, officers, subsidiaries, successors and assigns, and affiliates) (collectively, the “Buyer’s Indemnified Parties”) from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by Buyer’s Indemnified Parties (i) arising out of or resulting from the breach or inaccuracy of or failure to comply with any representation, warranty or covenant made by the Seller in this

Agreement which survives the Closing Date as specified in Section 18(b) hereof; (ii) arising out of or resulting from or based upon any Excluded Personal Property; or (iii) arising out of or resulting from Seller’s operation of the Branson Branch before the Closing Date.

(b) Indemnification of Seller.   Buyer will indemnify, hold harmless and defend Seller (and Seller’s directors, officers, subsidiaries, successors and assigns, and affiliates) (collectively, the “Seller’s Indemnified Parties”) from and against any and all damage, loss, liability, cost, claim, or expense (including reasonable legal fees and expenses) incurred or suffered by Seller’s Indemnified Parties (i) arising out of or resulting from the breach or inaccuracy of or failure to comply with any representation, warranty or covenant made by Buyer in this Agreement which survives the Closing Date as specified in Section 18(b) hereof; (ii) by reason of any failure of the Buyer to pay, honor, perform or otherwise discharge the liabilities assumed related to the Subject Property on or after the Closing Date; or (iii) arising out of or resulting from Buyer’s operation of the Branson Branch on or after the Closing Date.

(c) Procedure and Limitations. No indemnification will be provided under Sections 15(a) or 15(b) unless the amount of any claim or aggregate claims exceeds $25,000, and then only to the extent of such excess.  Any indemnified party will give the indemnitor prompt notice of any claim hereunder; provided, the failure to give such notice will not affect the right to indemnification hereunder unless the indemnitor was materially prejudiced by such failure.  The indemnitor will have the right to defend at its own expense any claim for which the indemnitor is liable hereunder, but no settlement or compromise of such claim may be effected which materially affects the indemnified party without its consent thereto, which will not be unreasonably withheld.  The indemnified party will cooperate with the indemnitor in the defense of any such claims and may participate therein with its own counsel at its own expense.

16. Termination or Abandonment.
(a) Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date.

(b) Breaches of Representations or Agreements.  In the event that there is a material breach in any of the representations and warranties or agreements of Seller or Buyer, which breach is not cured within 20 days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

(c) Failure of Conditions.  In the event that any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 16(b) hereof has lapsed, then such party may terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

(d) Denial of Regulatory Approval.  If any regulatory application filed pursuant to this Agreement should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon will be deemed terminated and canceled; provided, however, that a request for additional information from, or undertakings by, the applicant, as a condition for approval, will not be deemed to be a denial or disapproval so long as the applicant diligently provides the requested information or agrees to the requested undertaking.  If any regulatory agency requests that an application be withdrawn and the applicant, in consultation with the other party to this Agreement, is unable to resolve the concern or objections of such agency, the applicant will be deemed to have failed to obtain regulatory approval.  In the event an application is denied but is subject to an appeal, petition for review, or similar such act on the part of the applicant (hereinafter referred to as the “appeal”) then the application will be deemed denied unless the applicant and the other party to this Agreement agree in writing to appeal the denial and the applicant prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval, provided, however, that Seller will have the right, at its election, to terminate this Agreement if such appeal remains unresolved for a period exceeding 30 days.

(e) Automatic Termination.  Either Buyer or Seller may, by written notice to the other, terminate this Agreement if the Closing has not occurred on or before March 11, 2019 for reasons other than the failure of the party seeking to terminate to fully comply with its obligations hereunder; provided that such date will be extended if all required regulatory approvals have been obtained and the parties are waiting for the expiration of all regulatory waiting periods to close the transaction, and further provided, that such date may be extended by the mutual agreement of Seller and Buyer on or prior to the date this Agreement would otherwise terminate.

(f) Termination by Buyer. In addition to methods described in this paragraph 16, Buyer may terminate this Agreement as provided in Section 5 or Section 6.

(g) Liabilities.  In the event that this Agreement is terminated pursuant to the provisions of Section 16 hereof, no party hereto will have any liability to any other party for costs, expenses, damages or otherwise; provided, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 16(b) hereof on account of a willful breach of any of the representations and warranties set forth herein, or any breach of any of the agreements set forth herein, then the non-breaching party will be entitled to recover its damages from the breaching party.

17. Transitional and Post-Closing Matters.
(a) Notification to Branson Branch Customers. Buyer will:

(i) jointly with Seller, as soon as practicable after the execution and delivery of this Agreement on a date as mutually agreed by Buyer and Seller, prepare and mail to each depositor whose Deposit is to be assumed by Buyer, a letter, in form and substance mutually satisfactory to the parties, informing such depositor of the nature of such transaction and the continuing availability of services to be provided by Buyer in the Branson Branch on and after the Closing Date; and

(ii) at its own cost and expense, cause to be printed deposit tickets, checks, withdrawal orders and all other requisite banking transactional forms, and ATM, check and debit cards for each account which constitutes a Deposit and mail such deposit tickets, checks, withdrawal orders and other forms and ATM, check and debit cards to each customer having such an account so as to be received by such customer on or within three (3) days prior to the Closing Date, each such document to be encoded with Buyer’s identification numbers and to be accompanied by Buyer’s letter, in form and substance reasonably satisfactory to Seller, advising that, from and after the Closing Date, such newly issued deposit tickets, checks, withdrawal orders and other forms and ATM, check and debit cards are to be used instead of the corresponding existing documents of Seller with respect to the customer’s Deposit account maintained at the Branson Branch, and that any such existing documents of Seller are to be destroyed; and take any other actions required by law or regulation or by any court or regulatory authority to notify customers or depositors of the Branson Branch or residents of the communities in which the Branson Branch is located of the transfers and assumptions occurring pursuant to this Agreement.  The out-of-pocket cost of the mailings required by subsections (a) and (b) of this section will be borne by Buyer.

(b) Payment Instruments.  Following the Closing, Buyer agrees to pay in accordance with law all checks, drafts, and withdrawal orders (including ACH debits) which are properly drawn by depositors with respect to the Deposits assumed by Buyer, which are duly endorsed (or for which necessary endorsements are deemed supplied by applicable law) and otherwise properly payable, in light of credit balances and overdraft privileges, if any, applicable to such depositors, and presented to Buyer by mail, over its counters, or through the check-clearing system of the banking industry, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Deposits are assumed by Buyer.

(c) Statements.  Seller will issue statements to its customers which include all transactions with respect to the Deposits through the close of business on the Closing Date, and Buyer will issue statements for all transactions with respect to the Deposits thereafter.  Routine interest and service charge calculations will be processed by the Seller on such customer statements as of the close of business on the Closing Date.

(d) Limited Correspondent.  For a period of sixty (60) calendar days after the Closing Date, Seller will act as Buyer’s limited correspondent for the processing of checks, drafts and withdrawal orders drawn before or after the Closing on the draft, check or withdrawal order forms provided by Seller on Deposits assumed by Buyer hereunder.  For the 60-day period, Seller will use commercially reasonable efforts to transmit to Buyer via facsimile or by imaging, on a timely basis, a copy of each day’s checks, drafts and withdrawal orders, which are on draft, check or withdrawal order forms provided by Seller on Deposits assumed by Buyer hereunder.  Buyer will determine disposition of presented items and notify Seller of such disposition within three (3) hours of receipt of the copies of such items, if receipt occurs on a business day between the hours of 8:00 a.m. and 3:00 p.m., or by 10:00 a.m. the following business day if receipt does not occur on a business day between the hours of 8:00 a.m. and 3:00 p.m.  Items mistakenly routed or presented after the 60-day period will be returned.  Seller and Buyer will make arrangements to provide for the daily settlement through the Clearing Account (as defined below) with immediately available funds by Buyer of any such items honored by Seller pursuant to Buyer’s instructions.

(e) Uncollected Items.  At Closing, Buyer will establish an account with Seller (the “Clearing Account”).  Buyer and Seller will settle daily through the Clearing Account the amount of all items included in the Deposits on the Closing Date which are returned to Seller after the Closing Date as uncollected; provided, that Seller will, upon Buyer’s making such payment, deliver each such item to Buyer and will assign to Buyer any and all rights which Seller may have or obtain in connection with such returned items.    To the extent that such a returned or uncollected item is not collected prior to the 180th day after the Closing Date, or such earlier date as may be agreed to in writing by the parties (the “Adjustment Payment Date”) as set forth in subparagraph (d) of paragraph 3) the amount of said uncollected items shall be included in the Adjustment Payment to be made from Seller to Buyer.  Buyer shall use its best and commercially reasonable efforts to collect such items.

(f) ACH.  For a period of ninety (90) days beginning on the Closing Date, Seller will use commercially reasonable efforts to transmit to Buyer information with respect to Automated Clearing House (“ACH”) originators effecting debits or credits to the accounts of the Deposit.  Buyer will use its best commercially reasonable efforts to notify all ACH originators effecting debits or credits to the accounts of the Deposit of the purchase and assumption transactions contemplated by this Agreement.  For a period of ninety (90) days beginning on the Closing Date, Seller will honor all ACH items related to accounts of Deposit which are mistakenly routed or presented to Seller.  Seller will make no charge to Buyer for honoring such items, and will use its commercially reasonable efforts to transmit to Buyer via facsimile or by imaging, by 11:00 a.m. or as soon as practicable thereafter, each day’s ACH data that is to be posted that day.  Items mistakenly routed or presented after the 90-day period will be returned to the presenting party.  Seller and Buyer will make arrangements to provide for the daily settlement through the Clearing Account with immediately available funds by Buyer of any ACH items honored by Seller.

(g) Deposits.  For a period of sixty (60) calendar days after the Closing Date, Seller will forward to Buyer as soon as reasonably possible any deposits received by Seller made with respect to Deposits.  Buyer will reimburse Seller upon demand for checks returned on payments forwarded by Seller to Buyer.

(h) Access to Records.  Seller and Buyer mutually agree to maintain all records and other documents relating to the Subject Property for such periods as provided in Seller and Buyer’s respective record retention policies and required by applicable law, and to examine, inspect, copy and reproduce such records and other documents relating to such Subject Property as may be reasonably requested by the other party.  Seller shall provide the first $2,500.00 of cost of examination and photocopying at Seller’s customary rates without charge to Buyer.  Any charges for such examination and photocopying in excess of this amount will be charged to Buyer at a rate not greater than Seller’s  customary rates for similar requests by its customers.

(i) Information Reporting. With respect to the Deposits purchased and assumed by Buyer pursuant to this Agreement, Seller will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by law) all interest paid or earned by the customer prior to and including the Closing Date, and Buyer will be responsible for reporting to the customer and to the Internal Revenue Service (and any state or local taxing authority as required by law) all interest paid or earned by the customer after the Closing Date.

(j) Transition.  From and after the date of this Agreement, Seller and Buyer agree to fully cooperate with and assist one another in connection with the transition and conversion of all customer accounts, files (including data processing files) and other information which are being purchased and assumed by Buyer pursuant to the terms hereof.  Additionally, each of the Buyer and Seller agree to provide each other, upon reasonable prior notice, with such information and data as is necessary to allow Seller and Buyer to comply with all tax, regulatory reporting, audit or other compliance obligations relating to the customers, employees and operations of the Branson Branch, and each of Seller and Buyer agree to timely take any and all action as required by law to comply with such tax, regulatory and/or reporting obligations.

18. Miscellaneous.
(a) Notices. All notices, requests, demands or other communications provided for hereunder shall be addressed to the parties as follows:
As to Seller: With a copy to (which shall not constitute notice):	Mr. David Turner Hawthorn Bank CEO 132 E. High Street P.O. Box 688 Jefferson City, MO 65102 Nate Van Emon Stinson Leonard Street LLP 1201 Walnut Street, Suite 2900 Kansas City, MO 64106

As to Buyer:

Bill Jones
1501 State Highway 248
Branson, MO  65616

With a copy to:

Lee Viorel

Lowther & Johnson

901 E St Louis St #20

Springfield, MO 65806

And to:

David L. Wieland

Wieland & Condry, LLC

1548 E. Primrose

Springfield, MO 65804

Notice shall be in writing and shall be deemed delivered:  (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address above, then three (3) business days after deposit of same in a regularly maintained US Mail receptacle;  (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business day delivery, then one (1) business day after deposit of same in regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof.

(b) Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing.  None of the covenants or other agreements contained in this Agreement shall survive the Closing, other than those which by their terms contemplate performance after the Closing, and each such surviving covenant or other agreement shall survive the Closing for the period contemplated by its terms.

(c) Time is of the Essence.  The parties hereto agree that time is of the essence with respect to the performance of the obligations hereunder.  The parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next business day thereafter occurring.

(d) Captions and Paragraph Headings; Gender.  Captions and Section headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement, nor the intent of any provision hereof.  All terms and words used in this Agreement regardless of the number and gender in which used, shall be deemed to include any other gender or number as the context or use thereof may require.

(e) No Waiver.  No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

(f) Execution and Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered on and the same Agreement, and same shall become effective when counterparts have been signed by each party and each party has delivered its signed counterpart to the other party.  In the even that any signature is delivered by facsimile transmission or by e-mail deliver of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

(g) Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(h) Governing Law.  This Agreement shall be construed and interpreted according to the laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction).

(i) Venue.  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MISSOURI LOCATED IN THE CITY OF SPRINGFIELD AND COUNTY OF GREENE COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(j) Entire Agreement.  This Agreement, including the Exhibits attached hereto and the documents delivered pursuant hereto, sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.

(k) Invalid Provisions.  If any one of the provisions contained in this Agreement, for any reason, shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

(l) Relationship.  Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or any other relationship between Seller and buyer other than the relationship of a buyer and seller of real property as set forth in this Agreement.

(m) Modification. This Agreement shall not be modified (and no purported modification thereof shall be effective) unless in writing and signed by both parties.

(n) Joint Preparation.  The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

(o) Exhibits. The Exhibits attached hereto contain additional terms of this Agreement and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HAWTHORN BANK

By:	/s/ David T. Turner
David T. Turner, CEO

BRANSON BANK

By:	/s/ Bill W. Jones
Bill W. Jones, CEO